QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

Opinion of Vinson & Elkins L.L.P.

December 7, 2004

Trammell Crow Company
3400 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201

Ladies and Gentlemen:

        We have acted as counsel for Trammell Crow Company, a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933 (the "Act"), of 1,000,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on December 7, 2004.

        In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Trammell Crow Company Employee Stock Purchase Plan, as amended (the "Plan"), including the Sixth Amendment to the Trammell Crow Company Employee Stock Purchase Plan adopted by the Company's board of directors on December 7, 2004 (the "Sixth Amendment"), (ii) the Registration Statement, (iii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iv) the Bylaws of the Company, as amended, and (v) certain resolutions adopted by the Board of Directors of the Company.

        We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents. In addition, we have assumed that (i) the Shares will be issued in accordance with the terms of the Plan, (ii) the full consideration for each Share shall be paid to the Company and in no event will be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law (the "DGCL").

        We note that authority of the Company to issue the Shares is subject to the approval by the Company's stockholders of paragraph 1 of the Sixth Amendment pursuant to which the Company proposes to increase the aggregate number of shares of Common Stock that may be sold pursuant to options granted under the Plan.

        Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, subject to the approval by the Company's stockholders as described in the immediately preceding paragraph and when issued by the Company in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

        This opinion is limited in all respects to the DGCL and the federal laws of the United States of America. We are not admitted to the practice of law in the State of Delaware.

        This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                      Very truly yours,

                      /s/ Vinson & Elkins L.L.P.

QuickLinks

  EXHIBIT 5.1
Opinion of Vinson & Elkins L.L.P.